Exhibit 99.1

Consolidated Financial Statements and
Report of Independent Certified Public
Accountants

Corium Therapeutics Holdings, LLC

December 31, 2025 and 2024

GRANT THORNTON LLP 53 State Street, 16th Floor Boston, MA 02109	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

D +1 617 723 7900

Board of Directors Corium Therapeutics Holdings, LLC

Opinion
We have audited the consolidated financial statements of Corium Therapeutics Holdings, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in members’ capital, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of December 31, 2024 and for the year then ended were audited by other auditors. Those auditors expressed an unqualified opinion on those financial statements in their report dated October 1, 2025.

Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial doubt about the Company’s ability to continue as a going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements available to be issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the (consolidated) financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
May 11, 2026

Report of Independent Auditors

The Members

Corium Therapeutics Holdings, LLC

Opinion

We have audited the consolidated financial statements of Corium Therapeutics Holdings, LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2024 and the related consolidated statements of operations and comprehensive loss, changes in members’ capital and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 1, 2025

Corium Therapeutics Holdings, LLC

CONSOLIDATED BALANCE SHEETS

December 31,
(In Thousands)

	2025	2024
ASSETS

Current assets
Cash and cash equivalents	$13,886	$47,867
Restricted cash	10,000	-
Accounts receivable, net	69,596	38,217
Inventory	39,581	33,791
Prepaid expenses and other current assets	8,153	3,741

Total current assets	141,216	123,616

Restricted cash	-	10,000
Patents, intangible and other assets, net	14,369	16,230

Total assets	$155,585	$149,846

LIABILITIES AND MEMBERS' CAPITAL

Current liabilities
Accounts payable	$10,624	$32,917
Related party accounts payable	6,881	6,671
Accrued expenses and other current liabilities	99,496	103,931
Related party accrued expenses	737	128
Current portion of term debt, net	100,773	-

Total current liabilities	218,511	143,647

Long-term debt, net	-	119,381

Total liabilities	218,511	263,028

Members' capital
Members' capital	672,281	579,631
Accumulated deficit	(735,207)	(692,813)

Total members' capital	(62,926)	(113,182)

Total liabilities and members' capital	$155,585	$149,846

The accompanying notes are an integral part of these consolidated financial statements.

Corium Therapeutics Holdings, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years ended December 31,
(In Thousands)

	2025	2024
Product sales, net	$113,572	$79,555

Operating expenses:
Cost of product sales	31,209	32,436
Research and development expenses	13,137	23,451
Commercial and marketing expenses	48,012	104,816
General and administrative expenses	35,938	46,091

Total operating expenses	128,296	206,794

Loss from operations	(14,724)	(127,239)

Other income (expense):
Interest income	1,171	1,399
Interest expense	(16,120)	(19,069)
Related party interest expense	-	(10,786)
Impairment expense	(606)	-
Other income (expense)	(12,048)	2,542

Loss before provision for income tax	(42,327)	(153,153)

Income tax expense	67	675

Net loss and comprehensive loss	$(42,394)	$(153,828)

The accompanying notes are an integral part of these consolidated financial statements.

Corium Therapeutics Holdings, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

Years ended December 31, 2025 and 2024
(In Thousands)

	Members'	Accumulated	Total Members'
	Capital	Deficit	Capital
Balance as of December 31, 2023	$155,340	$(538,985)	$(383,645)

Debt to equity conversion	287,791	-	287,791

Capital contributions	136,500	-	136,500

Net loss	-	(153,828)	(153,828)

Balance as of December 31, 2024	579,631	(692,813)	(113,182)

Capital contributions	92,650	-	92,650

Net loss	-	(42,394)	(42,394)

Balance as of December 31, 2025	$672,281	$(735,207)	$(62,926)

The accompanying notes are an integral part of these consolidated financial statements.

Corium Therapeutics Holdings, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,
(In Thousands)

	2025	2024
Cash flows from operating activities:
Net loss	$(42,394)	$(153,828)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
Depreciation and amortization	1,255	1,283
Non-cash interest expense	3,042	13,472
Loss on disposal of fixed assets	-	65
Loss on impairment of intangible assets	606	-
Changes in operating assets and liabilities:
Accounts receivable, net	(31,379)	(3,098)
Related party accounts receivable	-	3,455
Inventory	(5,790)	(11,647)
Prepaid expenses and other current assets	(4,412)	1,429
Accounts payable	(22,293)	(4,859)
Related party accounts payable	210	(30,973)
Accrued expenses and other current liabilities	(4,435)	15,588
Related party accrued expenses	609	-

Net cash provided by operating activities	(104,981)	(169,113)

Cash flows from investing activities:

Net cash flows used in investing activities	-	-

Cash flows from financing activities:
Proceeds from capital contributions	92,650	136,500
Proceeds from borrowings on related party promissory note	-	49,000
Payments for borrowings on long-term debt	(21,650)	-

Net cash flows provided by financing activities	71,000	185,500

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(33,981)	16,387

Cash and cash equivalents and restricted cash, beginning of period	57,867	41,480

Cash and cash equivalents and restricted cash, end of period	$23,886	$57,867

Supplemental disclosures of cash flow information:
Cash paid for interest	$13,377	$16,330
Cash paid for income taxes	$1,653	$229

The accompanying notes are an integral part of these consolidated financial statements.

Corium Therapeutics Holdings, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Corium Therapeutics Holdings, LLC (“the Company”) commercializes novel central nervous system (CNS) therapies. Its products are AZSTARYS® (an FDA- approved ADHD product) and ADLARITY® (an FDA-approved Alzheimer’s product no longer actively commercialized by the Company). The Company operates through two wholly owned subsidiaries: (i) Gurnet Holding Company and its subsidiary, Corium, LLC (“LLC”), and (ii) GPC Commave Holding LLC and its subsidiary, Commave Therapeutics SA (“Commave”).

Liquidity and Capital Resources

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within 12 months after the date that these consolidated financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the consolidated financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within 12 months after the date that these consolidated financial statements are issued.

As of December 31, 2025 and 2024, the Company had an accumulated deficit of $736.0 million and $692.8 million, respectively. The Company has suffered recurring losses from operations and has a net capital deficiency. The Company’s capital resources primarily comprised cash and cash equivalents of $13.9 million as of December 31, 2025. The Company's expectation to generate operating losses and negative operating cash flows in the near future, and the need for additional funding to support its planned operations raise substantial doubt regarding the Company’s ability to continue as a going concern for a period within 12 months after the date that these consolidated financial statements are issued. Management's plans to alleviate the conditions that raise substantial doubt include the receipt of additional cash resources through fundings from member contributions, as well as proceeds from continued product sales of AZSTARYS®. Management has concluded the likelihood that its plan to successfully obtain sufficient funding from one or more sources, while reasonably possible, is less than probable given that such fundings are not entirely within the Company’s control. Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period within 12 months from the date of issuance of these consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s functional currency is the U.S. dollar.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Concentration of Risk

Interest Rate Risk

Interest rate risk arises from movements in interest rates which could have adverse effects on the Company's net loss or financial position. Changes in interest rates cause variations in interest income and expenses on interest-bearing assets and liabilities. In regard to the Promissory Note and term loan, the interest rates are variable and dependent upon market factors.

Other Concentrations of Risk

The Company distributes its products to wholesalers through a single customer, which accounted for over 97% and 99% of accounts receivable as of December 31, 2025 and 2024, respectively. The Company’s source of product revenue has been the sale of AZSTARYS® and ADLARITY®.

Raw materials procurement, manufacturing, and shipment to the distributor is outsourced to two third-party vendors located in the United States. This includes the warehousing of raw materials, work in process and finished goods before they are shipped to the distributor. Warehousing and distribution of finished goods is outsourced to a single third-party customer located in the United States. Disruption in operations of third-party vendors involved in the product manufacturing and distribution processes may have a material adverse impact on the Company’s operations and financial results.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $0.25 million per bank account. Accordingly, such balances in excess of the FDIC-guarantee limit of $0.25 million are uninsured. The Company has not experienced any loss on these balances and believes the credit risk to be minimal.

Restricted Cash

At December 31, 2025 and 2024, restricted cash consisted of $10.0 million of cash serving as collateral for the Company’s term loan. A reconciliation of the cash and cash equivalents and restricted cash as presented in the Company’s Consolidated Balance Sheet to the Company’s Consolidated Statement of Cash Flows is as follows:

	December 31,	December 31,
	2025	2024
Cash and cash equivalents	$13,886	$47,867
Restricted cash	10,000	10,000

Cash and cash equivalents and restricted cash	$23,886	$57,867

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Fair Value of Financial Instruments

Certain financial assets and liabilities are required to be measured and reported at fair value at each reporting period. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, an exit price, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value includes:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices that are observable for the asset or liability, either directly (for example, as prices) or indirectly (for example, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data.

The carrying amounts of financial instruments approximate their fair values at December 31, 2025 and 2024. The fair value of the term loan approximates fair value given the variable interest rate, which incorporates current market rates as well as the borrower’s credit risk.

Accounts Receivable, Net

Trade accounts receivable represents amounts due from the Company’s single distributor from product sales and are stated net of sales allowances for chargebacks, wholesaler fees, and expected early prompt payment discounts. The Company’s payment terms are approximately 66 days. When determining allowances for estimated credit losses, the Company analyzes accounts that are past due, the creditworthiness of the counterparty, current economic conditions and, when sufficient historical data becomes available, actual credit losses incurred by the Company. As of December 31, 2025 and 2024, the Company did not record an allowance for expected credit losses. As of January 1, 2024, the net accounts receivable balance was $35.1 million.

Inventory

The Company outsources the manufacturing of AZSTARYS® to a third-party vendor. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. When the net realizable value of inventory is lower than cost, an inventory reserve is established.

The Company analyzes its inventory levels on a periodic basis to determine if any inventory is at risk of expiration prior to sale or has a cost basis that is greater than its estimated future net realizable value. Any adjustments are recognized through cost of sales in the period in which they are incurred.

Patents and Intangible Assets

Intangible assets consist primarily of the cost of acquired patents, trademarks, and legal costs associated with patent development and contract acquisition costs. These costs are capitalized and amortized on a straight-line basis over the lesser of the estimated economic lives of the patents or the underlying contracts using the remaining legal lives of the patents, which approximates the consumption over the estimated useful lives of the assets, once a patent is granted. The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Leases

The Company leases office space under a single operating lease with a term of five years. Right-of- use (ROU) assets represent the Company’s right to use the leased property, and lease liabilities represent the obligation to make lease payments. Lease liabilities are measured at the present value of fixed lease payments using the U.S. three-year treasury yield, as the interest rate implicit in the lease is not readily determinable. Variable payments, such as maintenance, utilities, and real estate taxes, are expensed as incurred.

The Company elected the practical expedients available under GAAP, including not reassessing lease classification or initial direct costs for existing leases, using hindsight in determining the lease term, and not separating lease and non-lease components. The Company also elected not to recognize leases with an initial term of 12 months or less on the balance sheet, instead expensing the payments on a straight-line basis. The Company is not a lessor in any arrangements.

Impairment of Long-Lived Assets

Long-lived assets (e.g., property and equipment, net, patents and intangible assets, and ROU assets) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the differences, if any, between the book and fair value of the asset.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities are carried at cost, which approximates the fair value of the consideration to be paid in the future for services received, due to the short-term nature of these liabilities.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of a promised good, in an amount that reflects the consideration the Company expects to receive in exchange for the goods provided. The Company performs the following steps to determine revenue recognition: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when or as the entity satisfies a performance obligation.

Revenue is recognized when (or as) the Company satisfies performance obligations under the terms of a contract. Depending on the terms of the arrangement, the Company may defer the recognition of all or a portion of the consideration received as the performance obligations are satisfied.

Product sales, net

The Company generates revenue primarily from sales of AZSTARYS® in the U.S. Revenue is recognized at the point in time when control is transferred to the customer (i.e., customer delivery) at the net selling price, which includes reductions for gross-to-net (“GTN”) sales adjustments such as government rebates, chargebacks, distributor service fees, other rebates and administrative fees, sales returns and allowances and sales discounts.

GTN sales adjustments involve significant estimates and judgment after considering factors including legal interpretations of applicable laws and regulations, historical experience and drug product analogs in the absence of Company experience, payer channel mix, current contract prices under applicable programs, unbilled claims and processing time lags and inventory levels in the distribution channel. Management also uses information from external sources to identify prescription trends, patient demand, average selling prices, discarded volumes and sales return and allowance data for the Company and analog drug products. The Company’s estimates are subject to inherent limitations of estimates that rely on third-party information, as certain third-party information was itself in the form of estimates and reflect other limitations including lags between the date as of which third-party information is generated and the date on which the Company receives third- party information. Estimates will be assessed each period and adjusted as required to revise information or actual experience.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Specific considerations around the Company’s GTN sales adjustments are as follows:

•	Distribution services fees: The Company pays distribution service fees to its distributor. These fees are a contractually fixed percentage of gross sales and are calculated at the time of sale.

•	Prompt pay and other discounts: The Company provides product discounts, such as prompt pay discounts. These fees are a contractually fixed percentage of gross sales and are calculated at the time of sale based on historical payment trends. The Company may also give other discounts to its customers to incentivize purchases and promote customer loyalty. The terms of such discounts may vary by customer.

•	Rebates and Chargebacks: The Company estimates reductions to product sales for discount obligations under Medicaid and Tricare programs, as well as certain other qualifying federal and state government programs, and other group purchasing organizations. The Company estimates these reductions based upon the Company’s contracts with government agencies and other organizations, contractually defined discounts and estimated payor mix.

•	Co-pay assistance: The Company offers a co-payment assistance program to eligible patients to reduce the patient’s out of pocket costs. The Company will buy down the difference between the amount of the eligible patient’s co-pay when the drug is purchased at the pharmacy at a determined price. The Company estimates the amount of co-payment assistance based on the expected number of claims and related cost that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period.

•	Product Returns: Consistent with industry practice, the Company offers customers a limited right of return for product that has been purchased from the Company based on the product’s expiration date, which is set to lapse within a specified period stated in the contract. Additionally, this limited right of return policy allows for eligible returns from customers in circumstances where product was shipped in error or was damaged in shipping, or product was returned pursuant to an official drug recall.

Chargebacks and discounts are recognized as a reduction in accounts receivable or as accrued expenses based on their nature and settled through the issuance of credits or through cash payments, respectively. All other returns, rebates, and incentives are reflected as accrued expenses and settled through cash payments to the customer.

Cost of Product Sales

Cost of product sales primarily includes costs relating to the manufacture of AZSTARYS® (from third-party and related-party providers of manufacturing), distribution and logistics.

Research and Development Expenses

Research and development expenses primarily comprise development costs, contract services, consultants, and other outside costs. Research and development costs are charged to expense when incurred.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Commercial and Marketing Expenses

Commercial and marketing expenses consist primarily of salaries and benefits for sales personnel, professional and consulting fees, administrative travel expenses, and marketing and advertising costs such as marketing literature, promotional activities, conferences and seminars and branding. Commercial, marketing, and advertising costs are expensed as incurred. The Company considers advertising costs as expenses related to the promotion of the Company’s commercial products. For the years ended December 31, 2025 and 2024, advertising expenses were approximately $1.8 million and $5.9 million, respectively.

Income Tax

The Company is a limited liability company; and, under limited liability company rules, substantially all income tax liabilities flow through to its members. Accordingly, all income or loss and applicable tax credits are reported on the member individual income tax returns. The Company’s incorporated entities utilize the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets and liabilities arise from temporary difference between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss carryforwards. Deferred tax amounts are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has primarily incurred annual operating losses since inception, and accordingly it is not more likely than not that the Company will realize a tax benefit from its deferred tax assets and as such, it has recorded a full valuation allowance.

NOTE B - FAIR VALUE MEASUREMENTS

The Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2025 and 2024, by level within the fair value hierarchy, are as follows (in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$10,000	$-	$-	$10,000
Total financial assets	$10,000	$-	$-	$10,000

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$10,000	$-	$-	$10,000
Total financial assets	$10,000	$-	$-	$10,000

The Company classifies its money market fund as a Level 1 asset under the fair value hierarchy, as this asset has been valued using quoted market prices for identical assets in active markets without any valuation adjustment.

The Company did not have any Level 2 or 3 assets or liabilities as of December 31, 2025 and 2024.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

NOTE C - INVENTORY

As of December 31, 2025 and 2024, respectively, inventory consisted of the following (in thousands):

	December 31,	December 31,
	2025	2024
Raw materials	$14,253	$3,785
Work in process	15,110	24,214
Finished goods	10,218	7,145
Inventory reserve	-	(1,353)
Total inventory	$39,581	$33,791

As of December 31, 2025 and 2024, all of the Company’s finished goods inventory was held at a third-party logistics provider, and raw materials and work in process goods were held at a third-party manufacturing provider.

The Company’s inventory is mostly comprised of AZSTARYS® product. The Company’s inventory reserve at December 31, 2024 related to on hand ADLARITY® finished goods. The net inventory value related to ADLARITY® product was $0 and $0.2 million as of December 31, 2025 and 2024, respectively.

NOTE D - PATENTS, INTANGIBLES, AND OTHER ASSETS, NET

As of December 31, 2025 and 2024, respectively, patents, intangible assets, and other assets and related accumulated amortization consisted of the following (in thousands):

	December 31,	December 31,
	2025	2024
Licenses	$20,000	$20,000
Patents	-	1,454
Trademarks	-	87
Accumulated amortization	(5,631)	(5,311)
Total patents, intangibles, and other assets, net	$14,369	$16,230

The Company’s total patent, intangibles, and other assets balance primarily relates to AZSTARYS® licenses. As of December 31, 2025, the weighted average amortization period for issued licenses was 11.9 years.

Amortization of issued licenses, patents, and trademarks was $1.3 million and $1.3 million for the years ended December 31, 2025 and 2024, respectively, and is included within general and administrative expenses on the Consolidated Statement of Operations and Comprehensive Loss.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

The estimated remaining annual amortization expense for issued licenses and patents for each of the five succeeding fiscal years, and thereafter, are as follows (in thousands)

Year Ending December 31,
2026	$1,202
2027	1,202
2028	1,202
2029	1,202
2030	1,202
Thereafter	8,358
Total	$14,369

The Company recognized impairment expense of $0.6 million for the year ended December 31, 2025 related to patents and trademarks for the ADLARITY® product. Total net patents, intangibles, and other assets related to ADLARITY® were $0 and $0.7 million as of December 31, 2025 and 2024, respectively.

NOTE E - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At December 31, 2025 and 2024, accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,	December 31,
	2025	2024
Accrued employee compensation	$6,606	$7,831
Accrued GTN	90,509	91,830
Accrued interest	1,025	1,323
Accrued other	1,356	2,947
Total accrued expenses and other current liabilities	$99,496	$103,931

NOTE F - TERM DEBT

Term Loan

The Company entered into a term loan and security agreement (the “Term Loan”) with third-party lenders providing up to $235.0 million in borrowings. The loan is secured by substantially all of the Company’s assets and matures on September 1, 2026. Advances under the term loan accrue interest at the greater of the prime rate plus 5.70% or 8.95% per annum.

The Term Loan includes prepayment provisions and an end-of-term charge, both of which are recognized over the term of the loan as interest expense. The loan has been amended multiple times to reflect changes in advance availability, prepayment requirements, and certain financial reporting and revenue covenants.

On February 28, 2025, the Company entered into the sixth amendment to the Term Loan, under which lenders waived a default related to minimum revenue shortfalls for the period August 31, 2024 through January 31, 2025. The amendment also revised prepayment terms, requiring a $20.0 million prepayment of the $115.0 million outstanding Term Loan advances and $2.6 million for end-of-term charges and prepayment fees. The minimum revenue covenant was replaced by a minimum quarterly prescription volume requirement and a quarterly minimum EBITDA requirement.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Additionally, the Company is required to prepay portions of the Term Loan advances upon certain licensing transactions, including $5.0 million (plus interest and end-of-term charges) within seven days of upfront sublicense payments or 30 days after execution, with certain fees waived. In addition, up to $12.5 million (plus interest and charges) must be prepaid from gross income (as defined) received under the Adlarity license agreement. No such prepayments had been triggered as of the report date.

The following table summarizes the composition of debt as reflected on the balance sheet at December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Term loan	$95,000	$115,000
Unamortized debt discount and issuance costs	(608)	(1,431)
Accrued end of term charge	6,381	5,812
Total term debt, net	$100,773	$119,381

The Company initially recognized total debt discount and debt issuance costs of $1.6 million and $2.3 million, respectively, related to the Term Loan. The debt discount and debt issuance costs are amortized over the life of the Term Loan using the straight-line method and are recorded as interest expense on the Consolidated Statement of Operations and Comprehensive Loss. Management believes total amortization expense under the straight-line method does not differ materially from the effective interest method. The Company recorded $0.8 million and $0.8 million in amortization for the years ended December 31, 2025 and 2024, respectively.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company may be subject to legal proceedings and litigation arising in the ordinary course of business. The Company will record a liability when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. The Company expects to periodically evaluate developments in its legal matters that could affect the amount of liability that it has previously accrued, if any, and make adjustments as appropriate. Significant judgment is required to determine both the likelihood and the estimated amount of, a loss related to such matters, and the Company's judgment may be incorrect. The outcome of any proceeding is not determinable in advance. Until the final resolution of any such matters that the Company may be required to accrue for, there may be an exposure to loss in excess of the amount accrued, and such amounts could be material. Management is not aware of any legal matters in which the final disposition is expected to have a material effect on the business.

NOTE H - LEASES

As of December 31, 2025, the Company leases 812 square feet of office space in Cambridge, Massachusetts that serves as the Company’s headquarters (the “Lease”) under an agreement classified as an operating lease, which commenced on November 1, 2024 and expires on October 31, 2029. Base rent over the initial term is approximately $0.4 million. Future minimum lease payments under the lease as of December 31, 2025, are approximately $0.3 million.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Operating lease costs for the years ended December 31, 2025 and 2024 were $0.7 million and $0.4 million, respectively.

NOTE I - MEMBERS’ CAPITAL

The Company has a singular class of member interest which entitles the holder to share in the profits and losses and receive distributions related to the Company’s operations. The Members will have no liability for any obligations or liabilities of the Company, solely by reason of being a member of the Company, unless such obligations or liabilities are expressly assumed by the Member in writing.

Members’ Capital Activity

For the years ended December 31, 2025 and 2024, Member Contributions totaled $92.7 million and $424.3 million, respectively. Of the total Member Contributions received during 2024, $287.8 million related to the conversion of the related party promissory note and $136.5 million related to cash contributions.

NOTE J - REVENUE RECOGNITION

Product Sales, Net

The following table reconciles gross product sales to net product sales (in thousands):

	December 31,	December 31,
	2025	2024
Product sales, gross	$357,820	$356,912
GTN adjustments	(244,248)	(277,357)
Total product sales, net	$113,572	$79,555

Net product sales primarily relate to sales of AZSTARYS®. Net product sales of ADLARITY® for the years ended December 31, 2025 and 2024 were $0.3 million and $1.4 million, respectively.

NOTE K - LONG-TERM INCENTIVE PLANS & STOCK BASED COMPENSATION

Cash-Based Awards

The Company recognizes compensation expense for cash-based awards under an LTIP Executive Plan as the service required for vesting and payment of the awards is performed. Expense and liability balances are recognized in accordance with the vesting schedule included within the executed plan agreement. For the years ended December 31, 2025 and 2024, the Company recognized compensation (income) / expense of $0.2 million and $(0.8) million, respectively, and as of December 31, 2025 and 2024 the Company had a total outstanding liability of $0.3 million and $0.7 million, respectively, related to the cash-based awards.

2024 Equity Incentive Plan

On December 17, 2024, the Company’s board of managers approved the adoption of the 2024 Equity Incentive Plan, which provides the grant of incentive units (i.e., equity-based profit-sharing awards). All awards may be granted to eligible employees (including officers and directors), consultants, or other service providers of the Company and entitle holders to participate in future appreciation of the Company’s equity above a specified participation threshold (the grant-date fair value of the Company’s equity). Under the 2024 Equity Incentive Plan, the maximum number of incentive units which can be granted is 1,000,000. As of December 31, 2025, 885,000 units have been issued and 115,000 units have been reserved for future grants.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

2023 Equity Incentive Plan

On July 17, 2023, the Company’s board of managers approved the adoption of the 2023 Equity Incentive Plan, which provides the grant of stock option units, RSUs, and other equity-based awards. All awards may be granted to eligible employees (including officers and directors) of the Company or a Parent or subsidiary of the Company. Under the 2023 Equity Incentive Plan, the maximum number of units which can be granted is 869,565. As of December 31, 2025, 238,253 units have been reserved for future grants. The exercise prices for all award unit types are defined further below.

Equity-Based Awards - Stock Option Units

As noted above, the 2023 Equity Incentive Plan includes the ability to grant equity-based awards to eligible employees. A summary of stock option unit activity under the plan during the years ended December 31, 2025 and 2024 is as follows:

			Weighted
			Average
	Stock Option	Weighted	Remaining
	Units	Average Fair	Contractual
	Outstanding	Value	Life (Years)
Balance - December 31, 2023	243,795	$67.34	6.56
Options granted	8,217	69.30	-
Options forfeited	(95,202)	67.36	-
Balance - December 31, 2024	156,810	$67.44	5.59
Options granted	478,000	10.21	-
Options forfeited	(157,400)	66.44	-
Balance - December 31, 2025	477,410	$10.39	6.09
Options vested and expected to vest - December 31, 2025	477,410	$10.39	6.09

The weighted average fair value of stock option units granted was $10.21 and $69.30 for fiscal years 2025 and 2024, respectively. The Company estimated the fair value of stock option units granted during fiscal years 2025 and 2024 using the Black-Scholes option pricing model. The fair value of the employee stock option units was estimated using the following assumptions:

	December 31,	December 31,
	2025	2024
Expected term (years)	4.18	4.05
Risk-free interest rate	4.21%	4.08%
Expected volatility	86.41%	83.62%
Expected dividend yield	0%	0%

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

The unrecognized compensation expense related to the stock option units was $5.2 million as of December 31, 2025. As the stock option units contain a performance condition that was not probable as of December 31, 2025 and 2024, the Company did not record stock-based compensation expense for such awards.

Equity-Based Awards - RSUs and PRSUs

A summary of RSU and performance RSU activity under the plan during the years ended December 31, 2025 and 2024 is as follows:

	Restricted	Restricted	Restricted
	Stock Units	Stock Units	Stock Units
	Outstanding	Outstanding	Outstanding
Balance - December 31, 2023	243,795	$109.53	6.56
RSUs and PRSUs granted	8,216	109.53	-
RSUs and PRSUs forfeited	(79,896)	109.53	-
Balance - December 31, 2024	172,115	109.53	5.58
RSUs and PRSUs granted	-	-	-
RSUs and PRSUs forfeited	(18,213)	109.53	-
Balance - December 31, 2025	153,902	109.53	4.59
RSUs vested and expected to vest - December 31, 2025	153,902	$109.53	4.59

The weighted average fair value of RSUs and PRSUs granted was $109.53 for fiscal year 2024. There were no RSUs or PRSUs granted in fiscal 2025. The Company estimated the fair value of both award units granted during fiscal years 2025 and 2024 using an Intrinsic Value pricing model. The fair value of award units will be amortized on a straight-line basis over the requisite service period of the awards, however, the awards include a liquidity event performance criterion to become fully vested.

The unrecognized compensation expense related to the RSUs and PRSUs was $5.1 million as of December 31, 2025. As the RSUs and PRSUs contain a performance condition that was not probable as of December 31, 2025 and 2024, the Company did not record stock-based compensation expense for such awards.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

NOTE L - OTHER (EXPENSES)

Interest Expense

The components of Interest expense for the years ended December 31, 2025 and 2024 are as follows (in thousands):

	December 31,	December 31,
	2025	2024
Amortization of debt discount and debt issuance costs	$(823)	$(823)
Debt fees	(2,219)	(1,863)
Interest expense	(13,079)	(16,383)
Total interest expense	$(16,120)	$(19,069)

Other Income (Expense)

The components of other income (expense) for the years ended December 31, 2025 and 2024 are as follows (in thousands):

	December 31,	December 31,
	2025	2024
Licensing revenue - upfront payment	$2,000	$3,000
Related party settlement gain	-	4,579
Related party settlement payment	(14,582)	(3,750)
Other related party (expense)	-	(1,414)
Other income	534	127
Total other income (expense)	$(12,048)	$2,542

NOTE M - RELATED PARTY TRANSACTIONS

During the years ended and December 31, 2025 and 2024, the Company had the following related party transactions:

Corium Innovations, Inc.

The Company and Corium Innovations, Inc. (herein referred to as “Innovations”) operate as separate entities but continue to operate as related parties. Activity between the two entities consisted of joint business operation efforts in the production and sales cycle of ADLARITY®, which led to both parties incurring and paying for expenses on behalf of one another.

On March 31, 2024, the Company entered into an Amended and Restated Manufacturing and Commercialization Agreement (the “Amended Supply Agreement”) with Innovations. Concurrently, the Company entered into the Settlement Framework and Release dated March 31, 2024 (the “Release”). The parties agreed that all previous claims under an original supply agreement were released. In connection with the Release, the Company made an upfront payment of $17 million on April 4, 2024, to settle $21.6 million in net related party payables outstanding, which resulted in a $4.6 million gain which was recorded within other income. Additionally, the Company agreed to pay additional milestone payments totaling $45 million over a period of three years (i.e., 2025 - 2027) with $3.75 million payable each quarter beginning with the calendar quarter commencing on January 1, 2025. The milestone payments are contingent upon Innovations delivering product inventory with an aggregate value of $3.75 million in that quarter. Accordingly, to the extent the milestone payment exceeds the cost of the inventory received, the excess will be recognized as expense in the period in which the inventory is delivered or when the related obligation becomes probable and reasonably estimable.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Additionally, as part of the Settlement Framework and Release, the Company entered into the Adlarity License Agreement under which the Company granted Innovations the rights to develop, manufacture, and commercialize Adlarity.

Related Party Service Providers

In July 2024, the Company contracted with a related party for operational and management support services (“Related Party 1”). The President of the Related Party Service Provider is the President of the Company. The contract between the Company and Related Party, inclusive of pricing and term duration, was executed and is managed by an independent Board Committee that excludes the related parties.

In July 2024, the Company contracted with a related party service provider for differentiated patient access copay solutions and data warehousing and commercial analytics services (“Related Party 2”). The CEO of the Related Party Service Provider is the President of the Company. All contract-related decisions, including pricing and term duration, were executed and are managed by an independent Board Committee that excluded the related parties. The contract was verified and approved by the Board Committee that excludes the related parties.

The following table summarizes the Company’s related party accounts payable balances (in thousands):

	December 31,	December 31,
	2025	2024
Accounts payable - Innovations	$3,750	$3,750
Accounts payable - Related Party 1	364	1,731
Accounts payable - Related Party 2	2,767	1,190
Total related party accounts payable	$6,881	$6,671

The following table summarizes the Company’s related party accrued expenses balances (in thousands):

	December 31,	December 31,
	2025	2024
Accrued facility charges - B Flexion	$186	$128
Accrued expenses - Related Party 1	500	-
Accrued expenses - Related Party 2	50	-
Total related party accrued expenses	$737	$128

Related Party Promissory Note

On March 31, 2024, the Company entered into a Contribution and Subscription Agreement (the “Subscription Agreement”) with related party investors. Pursuant to the terms of the Subscription Agreement, the investors agreed to contribute an outstanding promissory note to the Company in exchange for common units. As a result of the exchange, all obligations under the promissory note were deemed to be paid in full. As such, as of December 31, 2024, the principal balance outstanding under the Promissory Note was $0.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

NOTE N - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”) that covers substantially all employees. The Company may provide a discretionary match with a maximum amount of 4% of the participants’ compensation, which vests immediately. For the years ended December 31, 2025 and 2024, the Company made the following matching contributions under the 401(k) Plan:

	December 31,	December 31,
	2025	2024
401(k) contributions	$880	$1,932

NOTE O - TAX PROVISION

Loss before income taxes consisted of the following:

	December 31,	December 31,
	2025	2024
Pretax income (loss):
US	$(17,886)	$(7,794)
Foreign	(24,441)	(145,359)
Loss before income taxes	$(42,327)	$(153,153)

The benefit from income taxes in the accompanying consolidated financial statements is comprised of the following:

	December 31,	December 31,
	2025	2024
Current tax expense:
Federal	$49	$(319)
State	18	(14)
Foreign	-	1,008
Total current tax expense	$67	$675

Deferred tax expense:
Federal	$-	$-
State	-	-
Foreign	-	-
Total deferred tax expense	$-	$-
Total tax expense	$67	$675

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

The Company's effective tax rate for tax years of (0.2%) for 2025 and (0.4%) for 2024 differs from the statutory federal income tax rate of 21%, primarily as a result of change in valuation allowance and foreign tax rate difference.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2025 and 2024 are as follows (in thousands):

	December 31,	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforward	$115,116	$103,289
Section 163(j) interest limitation	12,600	10,641
Reserves and accruals	781	1,241
Research and development credits	12,678	12,678
Section 174 R&D	2,286	3,317
Other	81	449
Total deferred tax assets	$143,542	$131,615

Deferred tax liabilities:
Other	(108)	(128)
Valuation allowance	(143,434)	(131,487)
Net deferred taxes	$-	$-

At December 31, 2025, the Company had net operating loss carryforwards for federal, state and foreign income tax purposes of $200.3 million, $12.6 million and $492.9 million, respectively. The federal net operating loss carryforwards will carry forward indefinitely, the state net operating losses will begin to expire in 2029, and the foreign net operating losses will begin to expire in 2026, if not utilized.

Realization of deferred tax assets is dependent upon future taxable income, the existence and timing of which is uncertain. Based on the Company's history of losses, management has determined it cannot conclude that it is more likely than not that the deferred tax assets will be realized and accordingly has placed a full valuation allowance on the domestic and foreign net deferred tax assets. The valuation allowance increased $11.9 million in 2025 primarily driven by increased taxable losses in the US and Switzerland.

At December 31, 2025, the Company had federal and state tax credit carryforwards of $ 9.1 million and $4.5 million, respectively, available to reduce future taxable income, if any, for income tax purposes. The federal tax credit carryforwards begin to expire in 2036, and state tax credit carryforwards have no expiration date.

The Company has not conducted a study of its research and development credit carryforwards. A study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts will be presented as an uncertain tax position. A full valuation allowance has been recorded against the Company’s research and development credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated balance sheets or statements of operations and comprehensive loss at this time, if an adjustment were required.

Corium Therapeutics Holdings, LLC

NOTES TO THE FINANCIAL CONSOLIDATED STATEMENTS - CONTINUED

December 31, 2025 and 2024

Under Section 382 of the U.S. Internal Revenue Code of 1986, if a corporation undergoes an ownership change, the corporation’s ability to use its pre-change net operating loss carryforwards to offset its post-change income and taxes may be limited. In general, an ownership change occurs if there is a 50 percent cumulative change in ownership of the Company over a rolling three-year period. Similar rules may apply under U.S. state tax laws. Accordingly, the Company's ability to utilize net operating losses and tax credit carryforwards may be significantly limited in the future as a result of such an ownership change.

The Company did not have any material unrecognized tax benefits (“UTBs”) at December 31, 2025 or 2024.

It is the Company's policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, as necessary. There was no interest expense or penalties related to the UTBs recorded through December 31, 2025.

The Company files income tax returns in the U.S. federal jurisdiction, in various states and in Switzerland. The Company is currently under IRS audit for tax years ending September 30, 2022 and October 14, 2022, both are ongoing. Tax years ending December 31, 2022 through December 31, 2025 remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized.

NOTE P - SUBSEQUENT EVENTS

The Company evaluated subsequent events after December 31, 2025 through to May 11, 2026, the date that the accompanying consolidated financial statements were available to be issued.

Zevra Settlement

On March 13, 2026, Commave reached a settlement in its lawsuit against Zevra Therapeutics, Inc (“Zevra”). As part of this settlement, Commave purchased Zevra’s serdexmethylphenidate (SDX) portfolio, including AZSTARYS® and KP1077, for $50 million. Commave made payments totaling $50 million in March and April 2026 and will capitalize these payments as intangible assets on its balance sheet. Additionally, as part of this settlement, Commave will no longer owe any future royalties or milestones to Zevra related to sales of AZSTARYS®.

Collegium Acquisition of AZSTARYS®

On March 19, 2026, Collegium Pharmaceutical, Inc. (Nasdaq: COLL) (“Collegium”) and the Company announced a definitive agreement pursuant to which Collegium will acquire AZSTARYS for $650 million in cash with the potential for additional milestone payments up to $135 million depending on future commercial and regulatory milestones. The transaction, which has been unanimously approved by the boards of directors of both companies, is expected to close in the second quarter of 2026, subject to customary closing conditions, including receipt of required regulatory and Hart-Scott-Rodino approvals.

Member Contributions Subsequent to Year-End

Subsequent to the year ended December 31, 2025, the Company received additional cash contributions totaling $88 million in March and April 2026.